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UNITED AUTO GROUP, INC.                                      PRESS RELEASE

Contact: Carl Spielvogel                                      Bob Amen
         Chairman and Chief Executive Officer                 Amen & Associates
         212 223-3300                                         212 448-4260


                     UNITED AUTO GROUP ANNOUNCES APPOINTMENT
                         OF NEW CHIEF FINANCIAL OFFICER

          Robert H. Nelson, Vice Chairman of Atlantic Auto Finance and
                           United Auto Group Director,
         Appointed Executive Vice President and Chief Financial Officer

NEW YORK, NEW YORK, January 15, 1997 - United Auto Group, Inc. (NYSE:UAG), the nation's largest publicly-traded automotive retailer, has appointed Robert H. Nelson, 51, as Executive Vice President and Chief Financial Officer, it was announced today by Carl Spielvogel, Chairman and Chief Financial Officer of United Auto and Marshall S. Cogan, Chairman of the Executive Committee.

         Mr. Nelson, who has been affiliated with United Auto since its inception, has served as Vice Chairman of Atlantic Auto Finance Corporation, the Company's automobile finance company since March 1996, as well as a Director of the Company since January 1996.

         Mr. Nelson succeeds Arthur J. Rawl, who resigned to pursue entrepreneurial interests after participating in the successful completion of the Company's IPO. Mr. Nelson, whose appointment is effective immediately, will be responsible for United Auto's day-to-day financial and accounting functions. He will report to Mr. Spielvogel.

         In addition to his responsibilities at United Auto, Mr. Nelson serves as an officer and Director of Trace International Holdings, Inc..



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         United Auto Group, Inc. founded in 1990, is a leading acquirer, consolidator and operator of franchised automotive and light truck dealerships and related businesses. The Company, with proforma revenues of $1.2 billion for the nine months ended September 30, 1996, has pursued a business strategy based on internal growth from existing dealerships as well as from strategic acquisitions. United Auto operates 37 franchises in Arizona, Arkansas, Connecticut, Georgia, New Jersey, New York and Tennessee. As an integral part of its dealership operations, United Auto sells used vehicles and also operates eight stand-alone United Auto Mart used car retail centers. Last year the Company sold 41,500 new vehicles and 23,700 used vehicles, taking into consideration its recent acquisitions. United Auto also owns Atlantic Auto Finance Corporation, an automobile finance company engaged in the purchase, sale and servicing of prime credit quality automobile loans.

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 375 Park Avenue. 22nd Floor. New York, NY 10162 212-223-3300. Fax: 212-223-5148